Exhibit 5.1

September 28, 2020

Ameris Bancorp

3490 Piedmont Road N.E., Suite 1550

Atlanta, Georgia 30305

Re:	Ameris Bancorp Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Ameris Bancorp, a Georgia corporation (the “Company”), in connection with the registration statement on Form S-3 (File No. 333-248945) filed by the Company (the “Registration Statement”) with the United States Securities and Exchange Commission (the “Commission”) on September 21, 2020 under the Securities Act of 1933, as amended (the “Act”), and the related preliminary prospectus supplement dated September 23, 2020 and final prospectus supplement dated September 23, 2020 (collectively, the “Prospectus Supplement”) to the base prospectus dated September 21, 2020, forming a part of the Registration Statement (the “Base Prospectus” and, together with the Prospectus Supplement, the “Prospectus”), relating to the offer and sale by the Company under the Registration Statement of $110,000,000 aggregate principal amount of the Company’s 3.875% Fixed-to-Floating Rate Subordinated Notes due 2030 (the “Notes”). The Notes are to be issued under a Subordinated Debt Indenture, dated as of March 13, 2017 (the “Base Indenture”), between the Company and Wilmington Trust, National Association, as trustee (the “Trustee”), as amended and supplemented by the Third Supplemental Indenture thereto, dated as of September 28, 2020, between the Company and the Trustee (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), and sold pursuant to an Underwriting Agreement dated September 23, 2020 (the “Underwriting Agreement”) between the Company and Keefe, Bruyette & Woods, Inc. and Piper Sandler & Co., as representatives of the underwriters listed on Schedule I to the Underwriting Agreement.

This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records, as we have deemed necessary or appropriate as a basis for the opinion set forth below.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, including endorsements, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified, conformed or photostatic copies, and the authenticity of the originals of such copies. In making our examination of documents executed or to be executed, we have assumed that the parties thereto (other than the Company) have been duly organized and are and will continue to be validly existing and in good standing, and have the requisite legal status and legal capacity, under the laws of their respective jurisdictions of incorporation or organization, and had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity, binding effect and enforceability thereof on such parties (other than the Company).

Ameris Bancorp

September 28, 2020

As to any facts material to the opinion expressed herein which were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

Our opinion set forth herein is limited to: (i) the laws of the State of Georgia; and (ii) the laws of the State of New York that, in our experience, are applicable to transactions of the type contemplated by the Registration Statement and the Prospectus with respect to the offer and sale of the Notes and, to the extent that judicial or regulatory orders or decrees or consents, approvals, licenses, authorizations, validations, filings, recordings or registrations with governmental authorities are relevant, to those required under such laws (all of the foregoing being referred to as “Applicable Law”). We do not express any opinion with respect to the law of any jurisdiction other than Applicable Law or as to the effect of the law of any jurisdiction other than Applicable Law on the opinions herein stated.

Based upon and subject to the foregoing and the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that the Notes have been duly authorized and executed by the Company and, when authenticated by the Trustee in the manner specified in the Indenture and delivered against payment therefor pursuant to the Underwriting Agreement, will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except to the extent that enforcement thereof may be limited by: (i) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally; (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity); (iii) public policy considerations which may limit the rights of parties to obtain remedies; and (iv) waivers of any usury defense contained in the Indenture or the Notes which may be unenforceable.

To the extent that our opinion herein relates to the enforceability of the choice of New York law and New York forum provisions of any agreement or instrument, our opinion stated herein is rendered solely in reliance upon New York General Obligations Law sections 5-1401 and 5-1402 and Rule 327(b) of New York Civil Practice Law and Rules and is subject to the qualification that such enforceability may be limited by, in each case, the terms of such sections 5-1401 and 5-1402, as well as by principles of public policy, comity or constitutionality.

Our conclusions are limited to the matters expressly set forth as our “opinion” herein, and no opinion is implied or is to be inferred beyond the matters expressly so stated. Such opinion is given as of the date hereof, and we expressly decline any undertaking to revise or update such opinion subsequent to the date hereof or to advise you of any matter arising subsequent to the date hereof that would cause us to modify, in whole or in part, such opinion.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Company’s Current Report on Form 8-K on the date hereof, which Current Report will be incorporated by reference into the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Rogers & Hardin LLP

ROGERS & HARDIN LLP